UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2007

EDGEWATER TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-20971	71-0788538
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

20 Harvard Mill Square

Wakefield, Massachusetts 01880

Registrant’s telephone number, including area code: (781) 246-3343

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On June 12, 2007, Shirley Singleton, David Clancey, David Gallo and Kevin Rhodes entered into employment agreements (collectively, the “Employment Agreements”) with Edgewater Technology, Inc. (“Company”). The Employment Agreements provide for a minimum annual base salary, and a bonus to be determined annually based on incentives and performance targets with respect to our Company as determined by the Compensation Committee of our Board of Directors. Annual bonuses, if payable, under the Employment Agreements, will be paid in cash.

Ms. Singleton’s agreement provides for and governs her services as the Company’s President and Chief Executive Officer through December 31, 2010. Mr. Clancey’s agreement provides for and governs his services as the Company’s Executive Vice President, Chief Strategy Officer and Chief Technology Officer through December 31, 2010. Mr. Gallo’s agreement provides for and governs his services as the Company’s Chief Operating Officer through June 11, 2008. Mr. Rhodes’s agreement provides for and governs his services as the Company’s Chief Financial Officer, Treasurer and Corporate Secretary (Principal Financial and Accounting Officer) through December 31, 2009.

Each of the Employment Agreements contain a covenant not to compete with our Company, concerning our business, employees and customers during the term of the Employment Agreements and for the one-year period immediately following termination with our Company, subject to certain exceptions.

If either Ms. Singleton or Mr. Clancey are terminated without cause or either Ms. Singleton or Mr. Clancey terminate their respective Employment Agreements for Good Reason (defined below) in the absence of a Change of Control (defined below) involving our Company, then our Company is required to pay to each such affected officer an amount equal to the greater of: (1) his or her then annual base salary, as applicable, over the remaining term of their respective Employment Agreement, plus the amount of his or her, as applicable, prior year’s cash bonus; or (2) the sum of one year’s annual base salary then in effect, plus the greater of 50% of such annual base salary then in effect or the amount of his or her, as applicable, prior year’s cash bonus paid.

“Good Reason” generally means the assignment of any duties inconsistent with his or her position, authority, duties, responsibilities, a change in location of employment or requirement to travel, other actions involving a material diminution in position, authority, duties or responsibilities, a material reduction in compensation and/or benefits or Company non-compliance with material provisions of the agreement. A “Change of Control” includes the following events: (1) any person, other than the Company or an employee benefit plan of the Company, acquires 50% or more of the voting power of the Company’s outstanding voting securities; (2) certain specified majority changes in Board composition; or (3) stockholders of the Company approve (a) a merger, business combination or extraordinary transaction whereby Edgewater stockholders would not own at least 75% of the outstanding voting securities of the surviving or resulting corporation or (b) a corporate liquidation of the Company.

If Mr. Gallo is terminated without cause or Mr. Gallo terminates his Employment Agreement for Good Reason in the absence of a Change of Control involving our Company, then our Company is required to pay to Mr. Gallo an amount equal to the greater of: (1) his then annual base salary over the remaining term of his Employment Agreement, plus the amount of his prior year’s cash bonus; or (2) the sum of one year’s annual base salary then in effect, plus the greater of 25% of such annual base salary then in effect or the amount of his prior year’s cash bonus paid.

If Mr. Rhodes is terminated without cause or Mr. Rhodes terminates his Employment Agreement for Good Reason in the absence of a Change of Control, then, except as noted below, our Company generally is required to pay Mr. Rhodes an amount equal to lesser of: (1) his annual base salary then in effect over the remaining term of the Employment Agreement, plus the amount of his prior year’s cash bonus; or (2) the sum of 1.25 times his then annual base salary, plus the amount of his prior year’s cash bonus; provided, however, if such termination is effected after the fifteenth month of the agreement term (but prior to the scheduled termination date under the agreement) the amount in clause (2) instead shall be payable.

If either Ms. Singleton or Mr. Clancey is terminated without cause or if either of these officers terminate their employment for Good Reason during the term of their Employment Agreement after a Change of Control, then as to the affected officer, our Company is required to pay an amount equal to the greater of: (1) the annual base salary for such affected officer then in effect under the respective Employment Agreement for the remaining period of the term, plus the amount of cash bonus for the affected officer paid for the immediately preceding year; or (2) 1.5 times the annual base salary then in effect, plus the amount of the cash bonus paid to the affected officer in the year immediately preceding the year of termination. If Mr. Gallo or Mr. Rhodes are terminated without cause or for Good Reason following a Change of Control, then our Company is required to pay, as applicable, a lump sum amount equal to the greater of: (1) the annual base salary then in effect under the Employment Agreement for the remaining period of the term, plus the amount of the cash bonus paid in the year immediately preceding the year of termination; or (2) 1.25 times the annual base salary then in effect, plus the amount of his cash bonus paid in the year immediately preceding the year of termination. In these circumstances, Ms. Singleton’s, Mr. Clancey’s, Mr. Gallo’s or Mr. Rhodes’s non-compete applies for six months following the date of termination.

The Employment Agreements establish the following minimum annual base salary levels, subject to potential future increase based upon the review and determination of the Company’s Compensation Committee: Ms. Singleton, $325,000; Messrs. Clancey and Gallo, $275,000 each; and Mr. Rhodes, $180,000. Each executive is entitled to an annual cash bonus award that, subject to satisfaction of applicable targets and standards established by the Compensation Committee, can generate cash bonus opportunities up to the following percentage of his or her annual salary: Ms. Singleton, Mr. Clancey and Mr. Gallo, 100% each; and Mr. Rhodes, 75%. In addition, the Compensation Committee has the ability, but is not obligated, to award discretionary cash bonus awards in excess of the percentage target bonus opportunities described above.

Each of the Employment Agreements provide for accelerated vesting of outstanding stock option and restricted stock awards upon a Change of Control. In addition, the agreements of Ms. Singleton, Mr. Clancey and Mr. Gallo provide for accelerated vesting of outstanding stock option and restricted stock awards in connection with termination of employment with the Company (1) by such executive for Good Reason only and (2) by the Company for the executive’s termination for reasons other than cause, disability or death.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

Exhibit Number	Description of Exhibit

10.1	Employment Agreement by and among the Company, Edgewater Technology, Inc. and Shirley Singleton, dated as of June 12, 2007.

10.2	Employment Agreement by and among the Company, Edgewater Technology, Inc. and David Clancey, dated as of June 12, 2007.

10.3	Employment Agreement by and among the Company, Edgewater Technology, Inc. and Dave Gallo, dated as of June 12, 2007.

10.4	Employment Agreement by and among the Company, Edgewater Technology, Inc. and Kevin R. Rhodes, dated as of June 12, 2007.

* * *

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 15, 2007

EDGEWATER TECHNOLOGY, INC.

By:	/s/ Kevin R. Rhodes
Name: Title:	Kevin R. Rhodes Chief Financial Officer (Principal Financial and Accounting Officer)